Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GRI Bio, Inc. of our report dated March 14, 2025 (which includes an explanatory paragraph regarding GRI Bio, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of GRI Bio, Inc. as of and for the year ended December 31, 2024, appearing in the Annual Report on Form 10-K of GRI Bio, Inc. for the year ended December 31, 2025.

/s/ Sadler, Gibb & Associates, LLC
Draper, UT
November 13, 2026